Exhibit 99.1

NRG Energy, Inc. Realigns Senior Management to Capitalize on
2009 Opportunities

PRINCETON, NJ; February 18, 2009—NRG Energy, Inc. (NYSE: NRG) announced the following changes in the assignments of its management team. Robert Flexon will return to his prior role as Chief Financial Officer and John Ragan, currently President of NRG’s Northeast Region, will assume the position of Chief Operating Officer. J. Andrew Murphy will move from being NRG’s General Counsel to heading up the Northeast Region and Michael Bramnick, currently Deputy General Counsel and Chief Compliance Officer, has been named Senior Vice President and General Counsel. Clint Freeland, currently NRG’s CFO, will move to NRG’s Strategy, Mergers & Acquisitions Group, where he will best be able to deploy his substantial experience and considerable talent for financial structuring for the benefit of NRG’s shareholders.

“We were very successful in 2008 operationally – in terms of financial results, plant operating performance, safety record, and environmental results,” said David Crane, President and CEO, NRG Energy. “As we enter 2009, we are well aware that we face increased industry, market and external challenges and to achieve NRG’s maximum potential, we need to have our people in the positions where each individual’s skills and experience can be best deployed to meet the challenges and capitalize on the opportunities that currently present themselves.”

Robert Flexon returns to his previous role as CFO, a position he held from 2004-2008, and will oversee all aspects of NRG’s financial organization including Accounting, Treasury, Tax, Risk and Credit Management. For the past year, Flexon served as the Company’s first COO, leading NRG’s Plant and Commercial Operations groups to record performance.

John Ragan succeeds Flexon as COO, overseeing NRG’s Plant Operations (including FORNRG, the Company’s revenue optimization program), Commercial Operations, Engineering, Procurement and Construction and Environmental Business. Ragan joined NRG in 2006 as Regional President, Northeast. Under his direction, NRG has completed a successful RepoweringNRG effort at the Company’s Cos Cob plant and has several projects underway at the Devon, Middletown and Montville plants. He has more than 20 years of experience in the energy industry, working in all areas of the business including trading, transmission and operations, both domestic and international.

In his new role as Regional President, Drew Murphy will lead NRG’s Northeast Region, representing more than 7,000 megawatts of electricity in Connecticut, Delaware, Maryland, Massachusetts and New York. Since Murphy first joined NRG in 2006 as General Counsel, he has played a central role in key aspects of NRG’s business, particularly transaction, project development and financing, as well as a vast scope of energy and regulatory issues. Prior to NRG, Murphy headed Hunton & Williams’ energy practice where he represented issuers, developers, investors and lenders in a wide variety of energy projects and structured financings.

As General Counsel, Michael Bramnick will advise and support NRG on all legal matters relevant to the Company in terms of compliance, governance and general business operations. Bramnick has nearly 20 years experience dealing with litigation, corporate and regulatory matters, most recently serving as NRG’s Deputy General Counsel and Chief Compliance Officer. He joined the Company in 2004 after having worked at several public companies and a law firm.

About NRG
NRG Energy, Inc., a Fortune 500 company, owns and operates one of the country’s largest and most diverse power generation portfolios. NRG’s 50 plants provide approximately 24,000 megawatts of generation capacity—enough to power nearly 20 million homes. In November 2007, NRG won two of the industry’s highest honors—Platts Industry Leadership and Energy Company of the Year awards. Headquartered in Princeton, NJ, NRG is a member of the U.S. Climate Action Partnership (USCAP), a group of business and environmental organizations calling for mandatory legislation to reduce greenhouse gas emissions. More information is available at www.nrgenergy.com.

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This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and typically can be identified by the use of words such as “will,” “expect,” “believe,” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

Contacts:

Media:	Investors:
Meredith Moore Nahla Azmy 609.524.4522 609.524.4526
Lori Neuman Dave Klein 609.524.4525	609.524.4527
Dave Knox Erin Gilli 713.795.6106 (Texas and Louisiana)	609.524.4528